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                                                                    EXHIBIT 23.3


                         Independent Auditor's Consent


The Board of Directors
Metalsa, S. de R.L.:


We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 33-91578, No. 333-17355, No. 333-39523, No. 333-59664) and on
Form S-3 (No. 333-69844) of Tower Automotive, Inc. of our report dated January 22, 2003, except for note 19, which is as of January 28, 2003 with respect to the consolidated balance sheets of Metalsa, S. de R.L. and subsidiary as of December 31, 2002, and the related consolidated statements of earnings, changes in stockholders' equity, changes in financial position for the year then ended which report appears in the Form 10-K of Tower Automotive, Inc. for the year ended December 31, 2002.


KPMG Cardenas Dosal, S.C.


Luis A. Carrero Roman


March 16, 2003
Monterrey, N.L. Mexico